Exhibit 10.6

Execution Version

CRUDE OIL GATHERING AGREEMENT

BY AND BETWEEN

ROSEHILL OPERATING COMPANY, LLC, AS PRODUCER

AND

GATEWAY GATHERING AND MARKETING COMPANY, AS GATHERER

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EXHIBITS

EXHIBIT A	DESCRIPTION OF DEDICATION AREA
EXHIBIT B	INSURANCE
EXHIBIT C	INDIVIDUAL FEE; THRESHOLD AMOUNT

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CRUDE OIL GATHERING AGREEMENT

This Crude Oil Gathering Agreement is made and entered into on April 27, 2017 (together with each Agreement Addendum and the Exhibits hereto, this “Agreement”), but is effective as of April 27, 2017 (the “Effective Date”) by and between Rosehill Operating Company, LLC, a Delaware limited liability company (“Producer”), and Gateway Gathering and Marketing Company, a Maryland corporation (“Gatherer”). Producer and Gatherer may be referred to individually as “Party” or collectively as “Parties.”

Recitals:

A.    Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Dedication Area (defined below) that require services related to the gathering of hydrocarbons.

B.    Producer wishes to obtain such gathering services from Gatherer pursuant to this Agreement.

C.    Producer desires to dedicate all crude oil it owns or Controls that is attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area to the System (defined below).

D.    Gatherer owns and operates an Individual System that gathers Product from certain oil and gas leases and other interests.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gatherer and Producer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Abandonment Date” has the meaning given to it in Section 3.2(d).

“Additional/Accelerated Well” has the meaning given to it in Section 3.2(c).

“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.

“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).

“Administrator” has the meaning given to it in Section 7.1(f).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and Gatherer and Raven Gathering System, LLC shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

“Affiliate Entity” means any Affiliate to whom Gatherer assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 16.1(a)(ii).

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Addendum” means an Agreement Addendum by and between Producer and Gatherer that expressly states that it is governed by this Agreement.

“Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Associated Water” means water that is produced with Producer’s owned or Controlled Product and delivered with such Product to the System at the Receipt Point, which Gatherer will separate (if and to the degree required) from such Product prior to the redelivery of such Product to Producer at the Delivery Point; provided that from and after the point that such water has been separated from such Product (such term, in this context, used excluding Associated Water) and delivered into the Water System, such water shall cease to be Associated Water hereunder and shall be deemed to be Produced Water.

“Barrel” means a quantity consisting of forty-two Gallons.

“Beneficiary” has the meaning given to it in Section 4.1(g).

“BS&W” means basic sediment and water (which for the avoidance of doubt, includes both Associated Water and Produced Water).

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Texas are generally open for business.

“Cancellation Date” has the meaning given to it in Section 3.1(c).

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

“Communications” has the meaning given to it in Section 17.2.

“Conditional Amount” has the meaning set forth in Section 10.1(a).

“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned Product or Product that Producer Controls to be trucked from or sold to a Third Party at the lease or to be gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Product from the tailgate of the System or any other point that is a Delivery Point hereunder.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Product, such Product produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer elects or is obligated to market such Product on behalf of the applicable Third Party or Affiliate.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Gatherer).

“Day” means a period of time beginning at 12:00 a.m. (midnight) Central Time on a calendar day and ending at 12:00 a.m. (midnight) Central Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Product owned by Producer or an Affiliate of Producer and produced from a Well within the Dedication Area that is operated by Producer or an Affiliate of Producer, (b) Product produced within the Dedication Area that is owned by a Third Party and under the Control of Producer, and (c) Purchased Dedicated Production.

“Dedicated Properties” means the interests held by Producer or its Affiliates in the oil and/or gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, any interest that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.

“Dedication Area” means the area described on Exhibit A, including any additions or supplements to such Exhibit after the Effective Date and when the context requires.

“Delivery Point” means the point at which custody transfers from Gatherer to or for the account of Producer. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) trucks, (c) the facilities of an oil processing facility or (d) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.

“Drilling Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Drip Condensate” means that portion of Gas owned or Controlled by Producer received into the Gas System (without manual separation or injection) that condenses in the Gas System, and is recovered from the Gas System by Gatherer. If at any time Gatherer is not providing gathering services to Producer in the Dedication Area with respect to Gas, there will be no Drip Condensate delivered into the Individual System.

“Effective Date” has the meaning given to it in the preamble of this Agreement.

“Escalation Percentage” means 3.0%.

“Excluded Amounts” means Gatherer’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.

“Facility Segment” means each segment of an Individual System comprised of facilities beginning at a Receipt Point and ending at a Delivery Point. If an Individual System does not contain any such distinct segment, then the term Facility Segment shall be synonymous with Individual System.

“First Development Report” means the first Development Report delivered by Producer to Gatherer that satisfies the requirements for a Development Report in Section 3.1(a) and Section 3.1(b).

“Flash Gas” means any gas that has been vaporized from Product resulting from the gathering and treating of Product in the Individual System pursuant to this Agreement and has been collected by Gatherer.

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) action or restraint by court order or any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (l) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to promptly make any and all required filings with such Governmental Authority relating to such Permits, and (m) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon measured at 60 degrees Fahrenheit.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons, and including inert and noncombustible gases, produced in the Dedication Area.

“Gas System” means the Gas gathering system providing Gas gathering services to Producer.

“Gatherer” has the meaning set forth in the preamble of this Agreement.

“Gatherer Group” means Gatherer, its Affiliates, and the directors, officers, employees, and agents, of Gatherer and its Affiliates; including Raven Pipeline even though Raven holds no equity in Gatherer.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Gatherer, the Gatherer Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 6.2(b).

“Individual Fee” means the rate for each Individual System set forth on Exhibit C.

“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Agreement Addendum and ending at the Delivery Points described on the applicable Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced in writing between Producer and Gatherer.

“Initial Term” has the meaning given to it in Section 8.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Inventory Account” has the meaning given to it in Section 5.4(f).

“Invoice Month” has the meaning given to it in Section 10.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Measurement Device” means the lease automatic custody transfer, coriolis, or other metering device or equipment which, along with application of test results (e.g. shrinkage factors, BS&W factors, meter proves, etc), as required for the Individual System, measure the amount of oil, water, and BS&W, all of which shall conform to industry standards and government regulations, as further described in Article 4.

“Measurement Point” means the Measurement Device that the Parties have agreed in writing will measure the volume of Product moving through the Individual System.

“Meetings of Senior Management” means meetings between senior members of management of Gatherer and Producer, or, if applicable, senior members of management of an Affiliate of Gatherer or Producer, respectively, that Controls such entity.

“Modifications” has the meaning given to it in Section 3.1(c).

“Month” means a period of time from 7:00 a.m. Central Time on the first Day of a calendar month until 7:00 a.m. Central Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means, with respect to any Invoice Month, the report delivered pursuant to Section 10.1(c), which shall include statements of the following with respect to such Invoice Month: (a) the System Gains/Losses, (b) the Other System Fuel used by Gatherer in the operation of the Individual System, (c) the Associated Water returned to Producer, and (d) to the extent required by a writing signed by Producer and Gatherer, the Drip Condensate, the Recovered Oil and Flash Gas recovered by Gatherer and returned to Producer. With respect to any allocated volumes (specifically, those described in clauses (c) and, if applicable, (d)), the information included shall be of sufficient detail such that Producer may verify that the allocation procedures then in effect for the applicable Invoice Month were applied.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“Net Standard Volume” means, with respect to Product, the gross standard volume, excluding BS&W. For purposes of this definition, the following terms have the definitions set forth below:

1.    “Indicated Volume” means the change in meter reading which occurs during a receipt or delivery (Indicated Volume = closed meter reading - open meter reading).

2.    “Gross Volume” means the Indicated Volume multiplied by the meter factor for the particular liquid and flow rate under which the meter was proved.

3.    “Gross Standard Volume” means the Gross Volume, corrected for base gravity, at standard temperature corrected to standard pressure.

“Oil Quality” means the inherent characteristics of Product as determined by measurement or tests including BS&W, API gravity, sulfur content, viscosity, pour point, wax crystallization temperature, metals content, and similar characteristics.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“Other System Fuel” means any (a) Gas delivered by Producer to Gatherer pursuant to a Transaction Document between Producer and Gatherer related to gas gathering services, or (b) Flash Gas, in each case, measured and used as fuel by Gatherer.

“Owner” has the meaning given to it in Section 4.1(g).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.

“Period of Three Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 36 Months after such date.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(i).

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Produced Water” means water that is produced as a byproduct of Producer’s operation of the Wells that are located in the Dedication Area; provided that any water that is Associated Water shall not constitute Produced Water hereunder until such time as it has been separated from Product and ceases being Associated Water. The term “Produced Water” shall refer to all water that is in the Water System, whether such water is in the form of saltwater or water that has completed the recycling and treating processes.

“Producer” has the meaning set forth in the first paragraph hereof.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Line Fill” has the meaning given to it in Section 5.4(f)(i).

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

“Product” means the crude oil produced from oil or gas wells, in its natural form, which may include Associated Water and Flash Gas naturally produced therewith.

“Product Dedication” means the dedication and commitment made by Producer pursuant to Section 2.1(a). “Psig” means pounds per square inch gauge.

“Purchased Dedicated Production” means Product produced by a Third Party that (a) either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production,” and (b) for which the Parties have agreed upon a Receipt Point for delivery into the Individual System.

“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b).

“Receipt Point” means the point at which custody transfers from Producer to Gatherer. The custody transfer point may include: (a) with respect to any Well serviced by a Separator Facility, each of the connecting flanges on the System located at or near such Separator Facility, which flanges connect such Separator Facility to the System, (b) with respect to any Well that is not serviced by a Separator Facility, each of the connecting flanges on the System that connect the Producer’s line to the System, (c) with respect to any Product delivered to an Individual System by truck, the applicable truck unload facility or (d) any other point as may be mutually agreed between the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Recovered Oil” means that portion of Product Controlled by Producer received into the Water System that is recovered by Gatherer. If at any time Gatherer is not providing gathering services to Producer in the Dedication Area with respect to Produced Water, there will be no Recovered Oil delivered into the Individual System.

“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(ii).

“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).

“Reimbursed Amount” has the meaning given to it in Section 10.1(a).

“Rules” has the meaning given to it in Section 17.6.

“Separator Facility” means the surface facility where the Product produced from one or more Wells in the Dedication Area is collected and gas and Associated Water are separated from the Product. A Separator Facility may be known by Gatherer as an econode but may also refer to a well pad or other facility from which Product is delivered into the System.

“Services” means: (a) the receipt of Producer’s owned or Controlled Product (including Associated Water and Flash Gas, as applicable in the approved System Plan) at the Receipt Points; (b) the receipt of Producer’s owned or Controlled Recovered Oil, (c) the gathering of such Product; (d) the storage of such Product; (e) the gathering of such Associated Water from the applicable Well to the point in the Individual System where Associated Water is delivered into the Water System, (f) the heating, separation, and chemical and other treatment of Product to remove Associated Water and Flash Gas from the Product prior to the applicable Delivery Point to the extent agreed between Producer and Gatherer and to the extent required to meet Oil Quality specification of Downstream Facilities or markets designated by the Producer; (g) the redelivery of Product to Producer at the applicable Delivery Point for Producer’s account (inclusive of actual System gains or losses for the respective Individual System), (h) the delivery of Flash Gas into the Gas System at an appropriate Delivery Point; and (i) the other services to be performed by Gatherer in respect of such Product as set forth in this Agreement and the System Plan for an Individual System, all in accordance with the terms of this Agreement (including any services with respect to metering services).

“Services Fee” means, collectively, the fees described in Section 6.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“System” means, collectively, the Individual Systems described in the Agreement Addenda, collectively, including: (a) pipelines; (b) central facilities inclusive of pumping, heating, separating, treating, stabilizing, vapor recovery, and other equipment, (c) controls; (d) Delivery Points, meters and measurement facilities; (e) storage for Product; (f) easements, licenses, rights of way, fee parcels, surface rights and Permits; (g) pumping facilities, if any, and (h) all appurtenant facilities, in each case, that are owned, leased or operated by Gatherer to provide Services to Producer or Third Parties, as such gathering system and facilities are modified or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by Gatherer.

“System Gains/Losses” means any Product, in terms of Barrels, received into the System that is lost, gained, or otherwise not accounted for incident to, or occasioned by, the gathering, and redelivery, of Product, including Product lost or gained in connection with the operation of a pipeline, excluding line pack for new facilities. System Gains/Losses will be determined and allocated on an Individual System basis.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” means, as may be adjusted pursuant to Section 3.2(c), (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the First Development Report, the date specified in the First Development Report for the applicable Planned Separator Facility or Planned Well, as applicable, and (b) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflected the Planned Separator Facility or Planned Well, as applicable, unless Gatherer consents to a shorter time period.

“Target Pressure” means 90 Psig, as measured at the inlet to the applicable central facility, unless otherwise set forth in writing between Producer and Gatherer.

“Tender” means the act of Producer’s making Product available or causing Product to be made available to the System at a Receipt Point, and “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 8.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Threshold Amount” means the “Threshold Amount” set forth on Exhibit C.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer, on the one hand, and Gatherer or one or more subsidiaries of Gatherer, on the other hand, together with (i) each additional or replacement agreement entered into between such Persons and (ii) all amendments or modifications to each of the foregoing. .

“Water System” means any Produced Water system used to provide Produced Water services to Producer.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market Product produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits and other attachments hereto and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time.

ARTICLE 2

PRODUCT DEDICATION AND REAL PROPERTY DEDICATION

Section 2.1 Producer’s Dedications.

(a)    Product Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer exclusively dedicates and commits to deliver to Gatherer under this Agreement, as and when produced, all of the Dedicated Production and agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer, or other Person prior to delivery to Gatherer at the Receipt Points.

(b)    Real Property Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer grants, dedicates, and commits the Dedicated Properties to Gatherer for performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.

Section 2.2 Conflicting Dedications.

(a)    Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable immediately before the acquisition of any oil and/or gas leases, mineral interests, and other similar interests within the Dedication Area (i) that are acquired by Producer after the Effective Date and (ii) which otherwise would have become subject to the Dedications (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication, at which time the Product subject to such Conflicting Dedication shall automatically be dedicated to this Agreement. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b)    Certain Conflicting Dedications may contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c)    To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Gatherer shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a)    to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, or cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b)    to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments; and

(c)    to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.

Section 2.4 Releases from Dedication.

(a)    Permanent Releases. Dedicated Production from a Well or Wells affected by one or more of the conditions below, and the acreage in each Drilling Unit with respect to such Wells (or, with respect to Purchased Dedicated Production, the Product delivered by Producer to the Individual System if the applicable Receipt Point is affected by one or more of the conditions below), shall be permanently released from dedication under this Agreement, and Producer may deliver and commit such Dedicated Production to such other gatherer or gatherers as it shall determine (including an Affiliate Entity):

(i)    Gatherer’s election pursuant to Section 3.3(b) not to provide Services for (A) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (B) any Well or Separator Facility not described in the applicable Development Report or (C) any excess volume of Product produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Gatherer;

(ii)    expiration of the Term, as further described in Section 8.2;

(iii)    written agreement of Producer and Gatherer;

(iv)    upon written notice from Producer, the occurrence of a Force Majeure of the type described in clauses (k), (l) or (m) of the definition of “Force Majeure” affecting Gatherer that continues for a period of 12 consecutive Months or more or a temporary interruption or curtailment described in Section 5.4(d) that continues for 12 consecutive Months, except to the extent such interruption or curtailment is caused by the acts or omissions of Producer;

(v)    upon an assignment by Gatherer to an Affiliate Entity in accordance with Section 16.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a gathering agreement entered into with the Affiliate Entity;

(vi)    upon written notice from Producer, if a termination of Services pursuant to Section 13.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from Gatherer of its decision not to provide Services to any planned facilities pursuant to Section 13.2(b); or

(vii)    in accordance with and subject to the terms of Section 3.2(b).

(b)    Temporary Release. Dedicated Production and any acreage covering such Dedicated Production may also be temporarily released from dedication under this Agreement (i) in accordance with and subject to the terms of Section 3.2(b) or Section 5.4(d), except to the extent such interruption or curtailment is caused by the acts or omissions of Producer, and (ii) in the event of a termination of Services pursuant to Section 13.2 that continues for a period of greater than 60 Days but less than the period specified in Section 2.4(a)(v). To the extent that an interruption or curtailment can be limited to a Facility Segment, Gatherer shall so limit such interruption or curtailment, and to the extent that Gatherer does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall terminate on the date specified herein or on the date notified in writing by Gatherer to Producer (which date shall, in all cases, be the first Day of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this Section 2.4(b), such reservation shall continue until the earlier of (x) the first Day of the Month that is three Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (y) the first Day of the Month after the termination of the applicable contract with such Third Party.

(c)    Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4.

Section 2.5 Covenants Running with the Land. Each of the Dedications (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Gatherer and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. This Agreement is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

Section 2.6 Memorandum. Producer hereby authorizes Gatherer to record a memorandum of the Agreement in the real property records of the counties in which the Dedication Area is located. All payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Section 2.7 Construction Costs.

(a)    To compensate Gatherer for the construction costs of each Individual System, during each quarter of each of the first four years of commercial operation of such Individual System, Producer must deliver a certain minimum quantity of Product to Gatherer. Such minimum quantity during each quarter shall be equal to the quantity (in Barrels) that, when multiplied by the Individual Fee as of the Effective Date, equals 1/16th of the aggregate of Gatherer’s direct documented third party construction costs for such Individual System (the “Minimum Commitment”). If Producer does not deliver the Minimum Commitment to Gatherer during any quarter during the first four years of commercial operation of an Individual System, then Producer shall pay Gatherer an amount equal to the Individual Fee as of the Effective Date multiplied by the difference between the Minimum Commitment and the number of Barrels of Product actually delivered by Producer to Gatherer during such quarter.

(b)    Gatherer shall provide monthly updates to Producer of the construction costs incurred by Gatherer during the construction of each Individual System, and within 60 days after the completion of such Individual System, Gatherer shall provide Producer with an itemized statement of the aggregate of the construction costs incurred by Gatherer with respect to such Individual System. Producer shall have the right to audit, and Gatherer shall provide access to, Gatherer’s books and records for purposes of verifying such construction costs. Such audit shall be at Producer’s sole cost and expense.

ARTICLE 3

SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Development Report; System Plan; Meetings.

(a)    Development Report. On or before May 29, 2017, Producer will provide Gatherer with its First Development Report, which shall describe (x) in detail the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Three Years, and (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). On or before each January 1, each April 1, each July 1, and each October 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Gatherer an update of the then-current report describing (i) in detail the planned development, drilling, and production activities relating to the Dedicated Production for the applicable Period of Three Years and (ii) generally the long-term drilling and production expectations for those project areas in the Dedication Area in which drilling activity is expected to occur during the applicable Period of Five Years (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b)    Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i)    the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects will be drilled or installed during the applicable Period of Three Years, including the expected locations, completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud dates of such Planned Wells, the dates flow is anticipated to initiate from such Wells, and forward looking production estimates for the applicable Period of Three Years;

(ii)    the anticipated Oil Quality of the production from any Well and Separator Facility that Producer expects to produce during the applicable Period of Three Years;

(iii)    the earliest date on which one or more Wells are expected to be fractured, if applicable;

(iv)    the Receipt Point(s) and Delivery Point(s) (including proposed receipt points and delivery points not yet included in the applicable Agreement Addendum) at which Gas produced from such Wells is to be delivered or redelivered to Producer;

(v)    the earliest date on which one or more Wells or Separator Facilities, as applicable, are expected to be completed and ready to be placed on-line, which date shall not be earlier than the Target On-line Date;

(vi)    the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Three Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;

(vii)    the number of rigs that Producer intends to operate in the Dedication Area each year during the Period of Five Years (including sufficient detail regarding the anticipated location of such rigs to allow Gatherer to determine which Individual System would be impacted by such rig activity);

(viii)    with respect to the Period of Three Years, the anticipated date on which Gatherer may initiate construction or other development activities at the Well or Separator Facility in order to complete the interconnection into the Individual System; and

(ix)    such other information as may be reasonably requested by Gatherer with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Product during the Period of Three Years and Period of Five Years.

To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells or Separator Facilities.

(c)    System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Producer, including as a result of meetings between representatives of Gatherer and Producer, Gatherer shall develop and periodically update a plan (the “System Plan”) describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services for the Product produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities) (the “Modifications”). If (i) Gatherer elects to make such Modifications, (ii) Producer thereafter modifies the Development Report or provides other information (the date on which the modified Development Report or such other information is provided to Gatherer, the “Cancellation Date”) indicating that such Modifications are no longer necessary, and (iii) as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer to make such cancelled Modifications exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer through the Cancellation Date to make such Modifications. The System Plan (or, with respect to the allocation procedures described in clause (vi), the applicable writing signed by Gatherer and Producer) shall include information as to:

(i)    each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii)    all Receipt Points and Delivery Points served or to be served by each such Facility Segment;

(iii)    estimated gathering pressures for the 12 Month period beginning on the Target On-Line Date for the applicable Facility Segment and the Target Pressures for each Individual System included in the Development Report;

(iv)    all pumps, heaters, stabilizers, treatment, Associated Water and Flash Gas separation, and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications (including the maximum operating pressures of the low pressure gathering lines and the high pressure gathering lines), which sizes, parameters, capacities and other relevant specifications shall be sufficient to (x) connect the Individual System to the Receipt Points and Delivery Points for all Planned Separator Facilities and (with respect to any Planned Wells not intended to be serviced by a Separator Facility) Planned Wells set forth in the most recent Development Report and (y) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;

(v)    the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities or Planned Wells, as applicable, included in the most recent Development Report;

(vi)    the allocation methodologies to be used by Gatherer with respect to System Gains/ Losses, Other System Fuel and other allocations hereunder (including, to the extent required by a writing signed by Producer and Gatherer, allocations with respect to Drip Condensate, Recovered Oil and Flash Gas) and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect, which allocation methodologies shall (A) permit allocations to be made by Gatherer in a commercially reasonable manner; and (B) be based upon the measurements taken and quantities determined for the applicable Month. To the extent required by a writing signed by Producer and Gatherer, Gatherer shall allocate, in a manner that is commercially reasonable and determined by Gatherer in good faith, to a particular Receipt Point, the Flash Gas, Recovered Oil and Drip Condensate from a Facility Segment.

(vii)    other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided that in no event shall

Gatherer be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information that is covered by a confidentiality agreement or confidentiality obligations; Gatherer shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Gatherer of the applicable Development Report or amendment thereto.

(d)    Meetings. Gatherer shall make representatives of Gatherer available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the most recent Development Report from time to time with Gatherer and its representatives at Gatherer’s request. Gatherer and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e)    Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Gatherer and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Gatherer may, in its sole discretion, work with any third party providers of Gatherer’s services hereunder, to the extent under contract with Gatherer, to prepare and deliver a System Plan jointly with such other entity or entities. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Separator Facilities.

(a)    Service Standards. Gatherer shall, at its sole cost and expense, design and construct the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.2. Until such time as Producer has delivered a Development Report, Gatherer shall have no obligation under this Section 3.2(a). In the event that Producer elects to deliver Purchased Dedicated Production into the Individual System, Gatherer and Producer shall mutually agree on the Receipt Point at which Producer shall deliver such Purchased Dedicated Production.

(b)    On-Line Deadline. Subject to Section 3.4, Gatherer shall by the later of (x) the date that the first Planned Well on a particular Planned Separator Facility (or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well) is ready for connection to the System and (y) the applicable Target On-Line Date (such later date, as may be extended pursuant to this Section 3.2(b), the “On-Line Deadline”): (i) have completed (or caused the completion of) the construction of the necessary facilities, in accordance with the then current System Plan, (A) to connect such Planned Separator Facility or such Planned Well to the System and (B) to connect the System to each planned Delivery Point for such Planned Separator Facility or such Planned Well, as applicable, and (ii) be ready and able to commence Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable. If and to the extent that Gatherer is delayed in completing any such facilities or providing such services by a

Force Majeure event or reasons attributable to the acts or omissions of Producer, then the On-Line Deadline applicable thereto shall be extended by a period of time equal to that during which Gatherer was delayed by such event. If Gatherer anticipates that Gatherer will be unable to meet an On-Line Deadline for causes that are not attributable to Force Majeure or the acts or omissions of Producer, then Gatherer shall deliver a written notice to Producer no later than 30 days before the On-Line Deadline with respect a Planned Well or a Planned Separator Facility stating that Gatherer will be unable to meet the On-Line Deadline for such Planned Well or Planned Separator Facility, and that Gatherer elects to have such Planned Well and related Dedicated Production and any acreage covering such Dedicated Production (and the following shall apply) (x) permanently released from this Agreement or (y) temporarily released from this Agreement, in which case Gatherer shall reimburse Producer for its actual, verifiable increase in costs (if any) in utilizing a different gatherer provide gathering services with respect to Product from such Planned Well during the period of such temporary release, and such temporary release shall terminate upon Gatherer’s connection of such Planned Well to the System; provided, however, that if such temporary release lasts for a period of greater than 90 days after the On-Line Deadline, then such Planned Well shall be permanently released. The permanent release, temporary release, and reimbursement described in this Section 3.2(b) shall be Producer’s sole and exclusive remedies for Gatherer’s failure to meet any On-Line Deadline.

(c)    Additional/Accelerated Wells and Elimination of Wells. From time to time, Producer may provide written notice to Gatherer that Producer (i) has accelerated the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates the Target On-Line Date for a Planned Well or Planned Separator Facility to be earlier than 24 Months following the delivery of the Development Report in which such Planned Well or Planned Separator Facility was initially included or (iii) anticipates drilling a Well or putting into service a Separator Facility that has not been included in a Development Report and that has a Target On-Line Date earlier than 24 Months following the next delivery of a Development Report (any such Well or Separator Facility, an “Additional/Accelerated Well”); provided that any Well that is to be serviced by a Separator Facility or a Planned Separator Facility that is not described in the foregoing clauses (i) through (iii) shall not constitute an Additional/ Accelerated Well. Gatherer will use its commercially reasonable efforts to modify the System Plan and to cause the necessary gathering facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well; provided that, with respect to Additional/ Accelerated Wells of the type described in clauses (i) and (ii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to the Target On-Line Date set forth in the applicable Development Report (prior to the acceleration of such timeline) and, with respect to Additional/ Accelerated Wells of the type described in clause (iii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to 24 Months following receipt of written notice regarding such Additional/ Accelerated Well. From time to time, Producer may provide written notice to Gatherer that Producer (i) has delayed the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates eliminating a Planned Well or Planned Separator Facility from its development plans and the Development Report or (iii) anticipates shutting in a Well or Separator Facility that has been producing. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells or Separator Facilities that Producer has determined should not be drilled, operated, maintained or put into service. To the extent that Producer has included any such Well or Separator Facility in a Development Report, Producer shall provide Gatherer with information regarding its revised assessment of such Well or Separator Facility. Gatherer may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of Wells and Separator Facilities.

(d)    Cancellation of Planned Wells and Planned Separator Facilities. If (i) Gatherer reasonably determines that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or Producer notifies Gatherer that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Separator Facility (whether through the delivery of an updated Development Report or otherwise, the date on which such determination is made, the “Abandonment Date”), (ii) Gatherer had begun to design or construct the Facility Segment to connect such Planned Well or Planned Separator Facility to the System prior to such Abandonment Date, and (iii) the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer prior to the Abandonment Date exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer prior to such Abandonment Date to design and construct such Facility Segment.

(e)    Substation and Interconnection Facilities. The obligations of Gatherer hereunder to design and construct the Individual System and to perform the Services do not include the design or construction of any substation or other interconnecting facilities required to procure electricity for the Individual System. If a substation or any other interconnecting facility is required in order for Gatherer to perform its obligations hereunder, Gatherer and Producer shall enter into a separate agreement setting forth each Party’s responsibilities in connection therewith, including an allocation of responsibility for all associated costs and expenses.

Section 3.3 Temporary Services.

(a)    If Gatherer fails to complete any facilities described Section 3.2(b) by the On-Line Deadline for such facilities and Gatherer elects to temporarily release such the applicable Dedicated Production under Section 3.2(b), then Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Production that is anticipated to be serviced by the new facilities if the term of such contract does not exceed three Months (and may be renewed in three-Month increments until such time as Gatherer has completed the applicable facilities). If any such contract is in effect with respect to any Well, Producer will not be obligated to connect such Well to the System until the first Day of the Month following expiration of such contract.

(b)    If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Gatherer has not completed any new, modified, or enhanced facilities necessary to allow Gatherer to accept all of the Product Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Gatherer becomes aware of the need for such new, modified, or enhanced facilities, Gatherer shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Gatherer elects to proceed with the development and completion of such facilities, (1) Gatherer shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Gatherer may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Gatherer is unable to accept.

(c)    Any time Producer makes alternative arrangements with a Third Party for the provision of services or to accept Product as provided for in this Agreement, Producer shall (i) if Gatherer anticipates being able to provide Services hereunder or to accept Product within a period of time that is shorter than three Months, use commercially reasonable efforts to enter into a contract with a term that expires on or around the date on which Gatherer anticipates being able to provide Services hereunder or to accept Product, and (ii) notify Gatherer of the term of such contract promptly after execution thereof. Prior to requiring Producer to begin using, or resume using, as applicable, Services hereunder, Gatherer shall provide notice to Producer of the date on which Gatherer expects to be ready, willing and able to begin providing Services to Producer no later than 45 Days prior to the expiration of the Third Party contract. In no event shall Producer be required to begin using, or resume using, as applicable, Services on a Day other than the first Day of a Month.

Section 3.4 Cooperation. The Parties shall work (at their own cost and expense) together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and construct the required extensions of the System to each Planned Separator Facility (and each Planned Well, as applicable) as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Gatherer shall promptly provide to Producer copies of all Permits obtained by Gatherer in order to construct any Facility Segment (or portion of a Facility Segment) of the System.

Section 3.5 Grant of Access; Real Property Rights.

(a)    Producer’s Grant of Easement. Producer hereby grants to Gatherer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands constituting Dedicated Properties for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Gatherer of this Agreement. If necessary, Producer agrees to use commercially reasonable efforts to assign to Gatherer rights under any Lease to the extent such assignment is necessary to grant such easement and right of way. Any property of Gatherer placed in or upon such lands shall remain the property of Gatherer and may be disconnected or removed by Gatherer at any time for any reason. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses arising out of or in connection with Gatherer’s use of or operations on the easement and right-of-way granted under this Section 3.5(a), except to the extent that such Losses are caused by the gross negligence or willful misconduct of any member of Gatherer Group.

(b)    Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Producer to Gatherer under Section 3.5(a) are based upon, and such grants of easements or rights of way will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c)    Gatherer Does Not Have Obligation to Maintain. Gatherer shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Gatherer to Producer pursuant to Section 3.5(a) are based upon, and such grants of easements or rights of way will terminate if Gatherer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(d)    No Interference. Gatherer’s exercise of the rights granted to Gatherer by Producer pursuant to this Section 3.5 shall not unreasonably interfere with Producer’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of Producer.

ARTICLE 4

MEASUREMENT DEVICES

Section 4.1 Measurement Devices.

(a)    Gatherer shall construct, install, own, and operate (or cause to be constructed, installed, and operated) the Measurement Devices located at the Measurement Points. Gatherer may, in its discretion, construct, install, own, and operate (or cause to be constructed, installed, and operated) Measurement Devices located at or upstream of the Delivery Points or at or downstream of the Receipt Points.

(b)    Gatherer shall cause all Measurement Devices that are owned by Gatherer to be constructed, installed, and operated in accordance with applicable industry standards and applicable Laws, and as set forth in the current System Plan.

(c)    Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Measurement Points, Receipt Points and Delivery Points. Producer shall cause Producer Meters to be installed, subsequent to providing a minimum of 72 hours’ notice to Gatherer, so as not to interfere with Gatherer’s Measurement Devices and shall take steps that are reasonable and customary in the industry to mitigate or prevent any problems that may interfere with Gatherer’s Measurement Devices at the Measurement Points.

(d)    Gatherer may elect to use a Producer Meter as the Measurement Device for a Measurement Point in lieu of constructing, installing, owning, and operating a Measurement Device located at such Measurement Point by providing notice to Producer (including by detailing such election in the applicable System Plan). If Gatherer elects to use such Producer Meter as the Measurement Device for a Measurement Point, Producer shall provide Gatherer reasonable access to such Producer Meter, including prior advance notice of, and the ability to witness, the calibration of such Producer Meter.

(e)    Producer and Gatherer shall cause Measurement Devices owned by such Party to be constructed, installed and operated in accordance with the following depending on the type of meter used:

(i)    API Manual of Petroleum Measurement Standard, Chapter 6.1, Metering Assemblies, Lease Automatic Custody Transfer (LACT)

(ii)    API, MPMS, Spec 11N, Specification for Lease Automatic Custody Transfer (LACT)

(f)    Gatherer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the American Gas Association Reports cited above. With respect to Producer Meters that Gatherer has elected to use, Producer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the American Gas Association Reports cited above.

(g)    The accuracy of all Measurement Devices at the Measurement Points and Delivery Points and of all Measurement Devices that serve as “check meters” for any such Measurement Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary makes a written request for a special test as described below. Notwithstanding the foregoing, when Daily deliveries of Product at any Measurement Point or Delivery Point average 100 Barrels per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Measurement Point or Delivery Point be verified quarterly. If, upon any test, any (i) Measurement Device at the Measurement Point is found to be inaccurate by 2.0% or less or (ii) Measurement Device at the Delivery Point is found to be inaccurate by 0.25% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Product under this Agreement. If, upon any test, any (1) Measurement Device at the Measurement Point is found to be inaccurate by more than 2.0% or (2) Measurement Device at the Delivery Point is found to be inaccurate by more than 0.25% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed upon by both the Owner and the Beneficiary. Any previous recordings of such Measurement Device with an excessive meter factor deviation will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs or adjustments. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance written notice will be given to the Owner, and the Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2.0% or less or 0.25% or less, as applicable, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(h)    If requested by the Beneficiary, the Measurement Devices owned by Owner shall include a sufficient number of data ports, and Owner shall permit Beneficiary to connect to such data ports, as shall be required to provide to Beneficiary on a real-time basis all measurement data generated by such measurement equipment. Beneficiary shall be responsible at its own cost for obtaining equipment and services to connect to such data ports and receive and process such data.

(i)    Each Party shall make the charts and records by which measurements are determined available for the use of the other Party in fulfilling the terms and conditions thereof. Each Party shall, upon written request of the other Party, mail, email or deliver for checking and calculation all volume, BS&W, and gravity, average flowing temperature, average flowing pressure and other meter or test records in its possession and used in the measurement or allocation of Product delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.

(j)    Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months.

(k)    So long as the Parties to this Agreement are also parties to a Transaction Document that covers Gas, the requirements for Measurement Devices in respect of Flash Gas shall be covered by such Transaction Document. If at any time the Parties to this Agreement are not also party to another Transaction Document that covers Gas, the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the requirements for Measurement Devices pertaining to Flash Gas; absent such agreement, Gatherer shall install and maintain measuring equipment at the Delivery Points that is in accordance with applicable API standards.

Section 4.2 Measurement Procedures. Gatherer shall use the Measurement Devices owned by Gatherer (or if Gatherer’s rights under Section 4.1(d) are exercised, then the Measurement Devices owned by Producer) at the Measurement Points to determine the volumes of Product passing through the Individual System for purposes of Article 6 and Article 10. Gatherer shall cause (or if Gatherer’s rights under Section 4.1(d) are exercised, then Producer shall cause) the measurements of the quantity and quality of all Product measured at the Measurement Points (and at each Receipt Point or Delivery Point at which measurements are taken) to be conducted in accordance with industry standards (referenced below) and governmental regulations.

API Manual of Petroleum Measurement Standards:

Chapter 4, Proving Systems

Chapter 5.1. General Considerations for Measurement by Meters

Chapter 5.6, Measurement of Liquid by Coriolis Meters

Chapter 7, Temperature Determination Chapter 8, Sampling

Chapter 8.2, Automatic Sampling of Petroleum and Petroleum Products

Chapter 9, Density Determination

Chapter 10, Sediment and Water

Chapter 12.2, Calculation of Petroleum Quantities Measured by Turbine or Displacement Meters

Section 4.3 Product Meter Adjustments. If a Measurement Device is out of service or registering inaccurately, the Parties shall determine the quantities of Product received or delivered during such period as follows:

(a)    By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

(b)    By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,

(c)    By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this Section 4.3(c), then,

(d)    By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

ARTICLE 5

TENDER, NOMINATION, AND GATHERING OF PRODUCTION

Section 5.1 Tender of Dedicated Production. Subject to Section 5.3(b), each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point.

Section 5.2 Services; Service Standard.

(a)    Services. Subject to the provisions of this Agreement, Gatherer shall (i) provide Services for all Product that is Tendered by Producer to Gatherer at the applicable Receipt Point, (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) equivalent quantities of such Product, less any Associated Water and Flash Gas removed therefrom attributable to Producer’s owned or Controlled Product, taking into account any System Gains/ Losses, and (iii) cause the System to be able to flow such Product at volumes produced into each Individual System, in each case, so long as total crude volumes for the respective Individual System are not greater than the current capacity of the System.

(b)    Services Standard. Gatherer shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

(c)    Priority of Service. Gatherer shall cause Product delivered by Producer to have priority service on the System over Product of any Third Party. Gatherer’s performance of its obligations under Section 5.3(a) with respect to any Product produced from any Well but not included on a Development Report or for which new, modified, or enhanced facilities are contemplated in a System Plan, shall at all times be subject to the available capacity on the System at the time that Product is available to be Tendered by Producer at a Receipt Point; provided, however, that Producer may make alternative arrangements for the Product not received by Gatherer pursuant to Section 3.3.

Section 5.3 Nominations, Scheduling, and Curtailment. Nominations and scheduling of Product available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the following provisions:

(a)    Nominations. Product shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is the volume, in Barrels per day, forecasted by Producer to be delivered to Receipt Points and redelivered by Gatherer to Delivery Points for a particular month of Deliver. Nominations shall be submitted on or before the 25th day of the Month preceding the Month of delivery.

(b)    Consistent Quantities. Producer and Gatherer shall use commercially reasonable efforts to cause Product to be received and redelivered under this Agreement at similar quantities for a delivery Month. System storage shall be used only for the operational purposes of Gatherer, as determined solely by Gatherer.

(c)    Target Pressures. Gatherer shall use its commercially reasonable efforts to maintain the operating pressure of each Facility Segment, as measured at the inlet flange of the central facility of the applicable Facility Segment, at a level that is equal to or less than the Target Pressure.

(d)    Adjustments. Nothing contained in this Agreement shall preclude Gatherer from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System.

(e)    Line Fill.

(i)    Producer shall deliver to Gatherer a pro rata portion of the Product that Gatherer determines is necessary for efficient operation of the System (such pro rata portion, the “Producer Line Fill”), and Gatherer shall not be obligated to receive any Product Tendered by Producer until Producer’s delivery of Product to Gatherer has met the Producer Line Fill.

(ii)    Gatherer shall maintain an inventory account (the “Inventory Account”) for Producer and each other shipper or producer on the System which reflects for each Month with respect to each producer and shipper on the System (including Producer) (i) the total volumes received and delivered; (ii) the starting and ending minimum line fill required; (iii) the starting and ending amount of crude oil inventory in Gatherer’s facilities above the minimum line fill required; and (iv) any other information deemed necessary and appropriate by Gatherer, all on an Individual System basis. Gatherer shall provide a statement of Producer’s Inventory Account as part of the supplemental and supporting information for each invoice.

(iii)    At the end of the Term, Producer’s Product in inventory (both Producer Line Fill and any amounts above Producer Line Fill quantities) within Gatherer’s System, or within the respective Individual System within Gatherer’s System, will be delivered by Gatherer to the Delivery Point specified by Producer within sixty (60) days after the end of the Term.

Section 5.4 Suspension/Shutdown of Service.

(a)    Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Gatherer may interrupt or curtail receipts of Producer’s Product and the Product of other producers as set forth herein. In such cases, Gatherer shall have no liability to Producer (subject to Section 5.4(d) and Section 11.1(b)) for its failure to receive Product, except to the extent such shutdown is caused by the gross negligence or willful misconduct of Gatherer. If Gatherer is required to so interrupt or curtail receipts of Product, Gatherer will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

(b)    Planned Curtailments and Interruptions.

(i)    Gatherer shall have the right to curtail or interrupt receipts and deliveries of Product for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Gatherer shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii)    Gatherer shall provide Producer (x) with 10 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Gatherer has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Gatherer has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

(c)    Other Operations. It is specifically understood by Producer that operations and activities on facilities upstream or downstream of the Individual System beyond Gatherer’s control may impact operations on the Individual System, and the Parties agree that Gatherer shall have no liability for any operations or activities upstream or downstream of the Individual System.

(d)    Temporary Release. If at any time Gatherer interrupts or curtails receipts and deliveries of Product pursuant to this Section 5.4 for a period of 30 consecutive Days, then at Producer’s written request, the affected volumes of Product shall be temporarily released from dedication to this Agreement commencing as of the date of such request and ending on the date described in Section 2.4(b).

Section 5.5 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Product delivered hereunder.

Section 5.6 No Prior Flow of Product in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Product delivered at a Receipt Point hereunder has flowed in interstate commerce.

ARTICLE 6

FEES

Section 6.1 Fees. Producer shall pay Gatherer each Month in accordance with the terms of this Agreement for all Services provided by Gatherer with respect to Dedicated Production received by Gatherer from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the Net Standard Volume of Product, stated in Barrels, received by Gatherer from Producer or for Producer’s account at the applicable Receipt Points for such Product within the applicable Individual System during such Month, multiplied by (y) the applicable Individual Fee, plus (ii) an amount equal to Producer’s allocated portion of the actual costs incurred by Gatherer for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Product received by Gatherer.

Section 6.2 Fee Adjustments.

(a)    Redetermination.

(i)    Redetermination Proposal. Between November 1 and December 31 of any Year, Gatherer may prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee in accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Gatherer believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii)    Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

(b)    Annual Escalation. Effective as of January 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee. Such annual increase to the Individual Fee shall become effective on January 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.

Section 6.3 Treatment of Byproducts, System Gains/Losses, Fuel and Related Matters. No separate fee shall be chargeable by Gatherer and no refund or reduction in the Individual Fee shall be chargeable by or owed to Producer for the hydrocarbons or services described in this Section 6.3, except as provided in Section 6.3(d).

(a)    Recovered Oil. Gatherer shall deliver to Producer, each Month, all Recovered Oil allocated to Producer or for Producer’s account to the extent Producer and Gatherer have agreed in writing to require such allocation.

(b)    Flash Gas. Gatherer shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account by delivering such Flash Gas into the Gas System to the extent Producer and Gatherer have agreed in writing to require such allocation. At all times during the Term, either (x) Gatherer and Producer shall be party to both this Agreement and another Transaction Document that covers Gas (in which case Producer shall not owe any amount under this Agreement or any other Transaction Document to which Gatherer is a Party as a result of Flash Gas being transported through the Gas System) or (y) the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the methodology for Gatherer to deliver Flash Gas to Producer and any fee applicable thereto.

(c)    System Gains/Losses.

(i)    Gatherer will perform a Monthly material balance for each Individual System based on comparison of Product delivered, Product inventory change within Gatherer’s facilities, and the theoretical Product (after removal of Associated Water and Flash Gas) received into the Individual System at Receipt Points (or measured if Associated Water and Flash Gas of Product at Receipt Points meets Oil Quality specifications of Downstream Facilities or markets without treatment by Gatherer). Actual System gains or losses from the material balance will be allocated back to Producer’s Receipt Points to determine allocated quantities of Product received at Receipt Points for each Month.

(ii)    If, during any Month, System Gains/Losses on an Individual System allocated to Producer in accordance with this Agreement exceeds 0.5% of the total quantities of Producer’s owned or Controlled Product delivered to the Individual System in such Month, then Gatherer will, for the respective Individual System, obtain updated test data (i.e. sample results, meter proves, etc.) from Receipt Points involved in calculating theoretical Product (after removal of

Associated Water and Flash Gas) received into the System at Receipt Points on the Individual System and conduct a field-wide (on an Individual System basis) meter inspection and proving, if necessary, followed by an updated balance. If Gatherer determines that a repair to the Individual System is needed to reduce the System Gains/Losses below 0.5%, Gatherer shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii)    Gatherer shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.

(d)    Other System Fuel. Gatherer may elect to use Other System Fuel as fuel to operate the Individual System, or to generate electricity for the operation of the Individual System and shall account for any Other System Fuel used by Gatherer. Producer, at its sole cost and expense, shall procure all fuel except diesel, in addition to Other System Fuel used by Gatherer, if any, required to operate the Individual System or to generate electricity for the operation of the Individual System and arrange for transportation of such fuel to the Individual System.

(e)    Associated Water. Gatherer shall deliver to Producer, each Month, all Associated Water allocated to Producer or for Producer’s account by delivering such Associated Water into the Water System. The Parties acknowledge that there is no separate fee chargeable by Gatherer hereunder for Services with respect to Associated Water and that the fees chargeable by Gatherer hereunder for Product sufficiently compensate Gatherer for Services with respect to Associated Water. The Monthly Loss/ Gain Report shall include a statement of the Associated Water separated from the Product and delivered to Producer into the Water System.

ARTICLE 7

QUALITY

Section 7.1 Quality Specifications.

(a)    Each Individual System will be operated as a field System, and as such, Product received from Producer at the Receipt Points shall conform to the following quality specifications, provided that the following may be varied or adjusted as described in this Section 7.1 or by express language set forth in the applicable Agreement Addendum. Gatherer will not accept any Product unless it meets the specifications listed in the chart below and unless other properties of such Product (viscosity, pour point, and other properties) are such that it will be readily susceptible to transportation through Gatherer’s pipeline system. These specifications may be applied to each Barrel of Producer’s nomination and not be limited to the composite sample of the nomination.

Crude Oil

Sulfur Content, Weight %	<= 0.40

BS&W	<= 3.5%

Of which, basic sediment is no more than
<= 0.5%

(b)    All Product delivered by Producer to Gatherer shall have a maximum temperature of one hundred forty degrees (140º) Fahrenheit at the Receipt Point.

(c)    From time to time, Gatherer may require that Producer furnish certified laboratory reports showing the results of quality tests on the Product tendered for gathering. Gatherer may also from time to time obtain samples for laboratory analysis to check compliance with the specifications cited above.

(d)    If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the rights specified in Section 7.2.

(e)    If Producer’s Product delivered to the Receipt Points complies with such quality specifications, then all Product redelivered at the Delivery Points by Gatherer to Producer shall meet the quality specifications of the applicable Downstream Facility. Subject to Section 7.1(f), Gatherer may commingle Product received into the Individual System with other Product shipments and, subject to Gatherer’s obligation to redeliver to Producer at the Delivery Points Product that satisfies the applicable quality specifications of the Delivery Points, (i) such Product shall be subject to such changes in quality, composition and other characteristics as may result from such commingling and the removal of Associated Water and Flash Gas (if any), (ii) Gatherer shall have no other obligation to Producer associated with changes in quality of Product as the result of such commingling and Associated Water and Flash Gas removal, and (iii) Gatherer shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

(f)    Gatherer shall establish a quality bank with respect to Product transported within the same common stream. Such quality bank shall initially apply only to the API gravity of Product transported within the same common stream. Gatherer shall have the right to expand such quality bank to also apply to the sulphur content of Product transported within the same common stream. All shippers shall be required to participate in the quality bank. The quality bank (i) shall be administered by an entity to be designated by Gatherer, which may be Gatherer, (“Administrator”), and such Administrator shall calculate, collect, and remit monetary adjustments among all shippers tendering within the common streams from changes in specified constituents (i.e., API gravity and/or sulphur, as applicable) for which such quality bank is established and which result from common stream operations, and (ii) each shipper agrees to pay the Administrator the computed quality adjustments due from such shipper in accordance with the quality bank policy.

Section 7.2 Failure to Meet Specifications. If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the right to discontinue receipt of such non-conforming Product. Unless such non-conforming Product creates a safety hazard or may damage existing infrastructure (in the opinion of Gatherer), Gatherer shall provide notice (which notice may be verbal initially, followed by written confirmation) to Producer twenty-four (24) hours prior to such discontinuation, and Producer shall cease delivery of Product until such time as the Product Tendered by Producer will again conform to the applicable specifications. If Producer fails to comply with the discontinuation notice (or deliver a formal dispute, as specified in the following sentence) prior to the expiration of twenty-four (24) hours after receiving such notice from Gatherer, then Gatherer shall be entitled to unilaterally cease receiving Product. If Producer disputes Gatherer’s determination that any Product fails to conform to the applicable specifications, then Producer shall (a) notify Gatherer thereof within twenty-four (24) hours after receiving such notice from Gatherer, (b) submit the applicable Product to a mutually agreed upon Third Party laboratory, and (c) cause such laboratory to analyze the Product within seventy-two (72) hours after Producer’s receipt of Gatherer’s notice of non-conformance (during which time Gatherer shall continue to accept deliveries from Producer, unless Gatherer believes such deliveries present a safety hazard or may damage installed infrastructure). If the results of such analysis provide that the applicable Product is non-conforming, the costs and expenses associated with such analysis shall be borne by Producer; if the results of such analysis provide that the applicable Product conforms to the specifications, then Gatherer shall reimburse Producer for all reasonable and documented costs and expenses incurred by Producer to cause such Third Party laboratory to perform such analysis. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance. Gatherer, in its sole discretion, may accept receipt, or continue to receive, non-conforming Product if the blending and commingling of such Producer’s non-conforming Product with other Product in the Individual System does not materially affect the System and the ability of Gatherer to deliver Product at Delivery Points within applicable Delivery Point specifications. Gatherer’s continued taking of non-conforming Product shall not relieve Producer of the responsibility to undertake commercially reasonable measures to eliminate the cause of such non-conformance.

Section 7.3 Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS GATHERER GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, INCLUDING DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE INDIVIDUAL SYSTEM (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), COSTS EXPENDED BY GATHERER OR ANY OF ITS AFFILIATES TO RETURN THE INDIVIDUAL SYSTEM AND RELATED FACILITIES TO SERVICES.

ARTICLE 8

TERM

Section 8.1 Term. This Agreement shall commence on the Effective Date, and this Agreement shall remain in effect until the 10th anniversary of the Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Gatherer or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 8.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 7.3, this Section 8.2, Section 9.1, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, and (c) Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

ARTICLE 9

TITLE AND CUSTODY

Section 9.1 Title. A nomination of Product by Producer shall be deemed a warranty of title to such Product by Producer or a warranty that Producer Controls the Product and has the right to deliver such Product for gathering under this Agreement, as applicable. Title to Product shall not transfer to Gatherer by reason of Gatherer’s performance of the Services. By nominating Product, Producer also agrees to indemnify, defend, and hold Gatherer harmless from any and all Losses resulting from any claims by a Third Party of title or rights to such Product. If any claim is made challenging Producer’s right to deliver such Product to Gatherer, then Gatherer shall have the right to suspend receipt of deliveries of such Product hereunder until such claim is finally resolved to the reasonable satisfaction of Gatherer.

Section 9.2 Custody. From and after Producer’s delivery of Product to Gatherer at the Receipt Points, and until Gatherer’s redelivery of such Product to or for Producer’s account at the applicable Delivery Points, as between the Parties, Gatherer shall have custody and control of, and be responsible for, such Product. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Product.

ARTICLE 10

BILLING AND PAYMENT

Section 10.1 Statements.

(a)    Ordinary Course. Gatherer shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Gatherer to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount, shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Gatherer.

(b)    Other. If actual measurements of volumes of Dedicated Production are not available by the date stated in Section 10.1(a), then the invoice submitted by the date stated in Section 10.1(a), may be prepared and submitted based on Gatherer’s good faith estimate of the volumes of Dedicated Production received in the applicable Invoice Month. If Gatherer submits an invoice based on estimated volumes, Gatherer shall prepare and submit to Producer an invoice based on actual measurements on or before the close of business of the 40th Day after the applicable Invoice Month, together with a reconciliation to the invoice submitted based on Gatherer’s estimate.

(c)    Detail. Gatherer’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

(d)    Monthly Loss/ Gain Report. Gatherer shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report. If Gatherer elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e)    One Invoice; Netting. To the extent that Gatherer and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Gatherer are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.

Section 10.2 Payments.

(a)    Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Gatherer. Any amounts not paid by the due date will be deemed delinquent and, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b)    If Producer, in good faith, disputes the amount of any invoice of Gatherer, Producer will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Following Gatherer’s receipt of such dispute notice, Producer and Gatherer shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 10.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer, or (b) Gatherer has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Gatherer, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Gatherer for Services to be provided under this Agreement in the following Month or (y) delivery to Gatherer by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Gatherer, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 10.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Gatherer’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Gatherer shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 10.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

ARTICLE 11

REMEDIES

Section 11.1 Suspension of Performance; Temporary Release from Dedication.

(a)    Suspension by Gatherer as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b), and such failure is not remedied within 15 Business Days after Producer’s receipt of written notice of such failure from Gatherer, Gatherer shall have the right, at its sole discretion, to suspend performance (including withholding any undisputed payments that are owed by Gatherer to Producer, and such withheld undisputed amounts shall not be subject to setoff under Section 10.1(d)) under this Agreement until such undisputed amount, including interest at the Interest Rate, is paid in full

(b)    Additional Suspensions as Remedies. If Producer fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 11.1(a) contained in this Agreement and such failure has not been remedied within 60 Days after Producer’s receipt of written notice from Gatherer of such failure, then Gatherer shall have the right to suspend performance under this Agreement.

(c)    Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 11.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 11.3 DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF PRODUCT NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN, (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER ARTICLE 15, OR (C) THAT PRODUCER WOULD OTHERWISE BE ENTITLED TO RECOVER UNDER SECTION 7.1(E).

ARTICLE 12

FORCE MAJEURE

Section 12.1 Force Majeure. If either Gatherer or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such

Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 12.2 Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

ARTICLE 13

CHANGE IN LAW; UNECONOMIC SERVICE

Section 13.1 Changes in Applicable Law.

(a)    If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Gatherer to make capital expenditures with respect to the System, then Gatherer may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, Gatherer would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Gatherer.

(b)    Producer shall accept or reject, in its sole discretion, Gatherer’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Gatherer. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have rejected such increase. If Producer rejects or is deemed to reject the amount of the proposed increase, then either Party may submit the determination of the proposed increase to binding arbitration in accordance with Section 17.6. The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1.

(c)    Producer and Gatherer shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

Section 13.2 Unprofitable Operations and Rights of Termination.

(a)    Existing Facilities. If (x) the gathering of Product from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Product to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Gatherer shall not be obligated to provide the applicable Services so long as such condition exists. If Gatherer validly suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Product that fails to meet the quality specifications required by Section 7.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Gatherer may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points, Drilling Units. For purposes of this Section 13.2(a), the term “uneconomical” shall include, with respect to the gathering of Product from any Well, Separator Facility, or Receipt Point, the delivery of Product to any Delivery Point, or the provision of any other Service under this Agreement, that the actual, direct operating and maintenance expenses incurred by Gatherer with respect thereto during any rolling three month period, including expenses charged to Gatherer by third parties providing services for Gatherer, exceed the total revenues received by Gatherer for Services rendered with respect thereto during such period, as determined in accordance with generally accepted accounting principles.

(b)    Election not to Expand System. If Gatherer determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer, as described in Section 3.2, would be uneconomical, then Gatherer shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(vi) immediately upon Gatherer’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant Section 13.2(d).

(c)    Start Date of Suspension of Services. Gatherer shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.

(d)    Supporting Documentation and Management Discussions. As soon as Gatherer determines that an expansion of the Individual System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Gatherer shall communicate the same in writing to Producer.

(i)    With respect to existing facilities, such notice shall be delivered to Producer at least 180 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. Commencing on the date on which such notice is delivered and continuing for 180 Days, Gatherer shall participate in Meetings of Senior Management if so requested by Producer, so long as such Meetings of Senior Management are scheduled at mutually agreeable times and locations, in order to negotiate a transition of Services that will not materially adversely affect Producer. Such discussions may include the following matters and such other matters aimed at ameliorating the detrimental effects of Gatherer ceasing to provide Services: (A) purchase by Producer from Gatherer of the pipe, rights of way or other assets necessary for the types of services that otherwise would have been performed under this Agreement, (B) a continuation of the provision of Services hereunder by Gatherer for a period of time longer than the 180 Days required hereby in order to permit Producer sufficient time to take over operations or find an alternate midstream service provider and (C) adjustments to the Development Plan or rework certain Wells in order to address the concerns of Gatherer with respect to providing Services thereto. In no event shall Gatherer’s obligation to be available for Meetings of Senior Management create an obligation on Gatherer to continue providing services past the 180 Days required hereby, and Gatherer is under no obligation to agree to any amendments to this Agreement or modifications to the Services provided in order to accommodate requests of Producer during such negotiations. However, both Parties have an obligation to negotiate in good faith during such discussions.

(ii)    With respect to planned facilities, Gatherer shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion would be uneconomical, if requested by Producer. If Gatherer delivers a System Plan (marked as “Final”) describing the necessary expansion projects, such delivery shall be deemed to be a commitment by Gatherer to complete such expansion without exercising its rights under Section 13.2(b), so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Gatherer) do not materially change; provided, however that upon the initiation of Services through such expansion project or through a component part of such expansion project, such expansion (or applicable portion thereof) shall be considered “existing facilities” for purposes of this Section 13.2 and Gatherer shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 13.2(d) shall give Producer a right to consent to a suspension under this Section 13.2.

(e)    No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill or conduct any operations as to any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

ARTICLE 14

REGULATORY STATUS

Section 14.1 Non-Jurisdictional System. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the System. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement; provided, however, nothing set forth herein shall restrict or prohibit Producer from contesting or challenging or disputing with the other Party as to the interpretation, breach, default or performance of this Agreement or any filings of tariffs or any amendments thereto with respect to the System to the extent such tariffs are not substantively identical to the economic terms set forth herein. Notwithstanding the foregoing, Producer shall have the right to assert in the appropriate forum in response to any change or proposed change in any tariffs that such change is not in substantial accordance with the terms of this Agreement.

Section 14.2 Government Authority Modification. Notwithstanding the provisions of Section 14.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement.

ARTICLE 15

INDEMNIFICATION AND INSURANCE

Section 15.1 Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 7.3:

(a)    Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Gatherer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF GATHERER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER).

(b)    Gatherer Indemnification. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Gatherer or any member of Gatherer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PRODUCER).

(c)    Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT,

CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF GATHERER GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 15.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Gatherer Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Producer to a Receipt Point.

Section 15.3 Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Gatherer from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Product, including any penalties imposed pursuant to the Downstream Facility’s tariff.

Section 15.4 Insurance. Gatherer and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit B, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Gatherer and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Gatherer’s insurance). Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Gatherer and its Group as additional insureds or provide blanket additional insured status that covers Gatherer and its Group as additional insureds, except in the case of worker’s compensation insurance.

ARTICLE 16

ASSIGNMENT

Section 16.1 Assignment of Rights and Obligations under this Agreement.

(a)    Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Gatherer (in the case of an assignment by Producer) or Producer (in the case of an assignment by Gatherer), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

(i)    Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Gatherer; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by Gatherer, Producer and the assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred; provided, further, that to the extent such Person is not an Affiliate of Producer, except for the Dedicated Properties assigned or transferred, this Agreement shall not bind any interests of such Person or its Affiliates in any oil and/or gas leases, mineral interests, and other similar interests owned by such Person as of or after the date of such assignment or transfer;

(ii)    Gatherer may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate gathering agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate gathering agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control.

(b)    Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Gatherer notice of any assignment of this Agreement or Dedicated Properties. Gatherer shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.

(c)    Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.

Section 16.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the other Party to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 16.3 Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Gatherer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Gatherer. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Gatherer, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Gatherer, as applicable, without restriction contained in this Agreement.

ARTICLE 17

OTHER PROVISIONS

Section 17.1 Relationship of the Parties. The execution and delivery of this Agreement and any Agreement Addendum shall create a binding agreement between the Parties signatory thereto consisting of the terms set forth in such Agreement and Addendum. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between Producer and Gatherer. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 17.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Gatherer, at the address set forth on the signature page; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 17.2.

Section 17.3 Entire Agreement; Conflicts. This Agreement (including the applicable Agreement Addendum and Exhibits) constitutes the entire agreement of Producer and Gatherer pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Gatherer pertaining to the subject matter hereof. There are no warranties, representations, or other valid and subsisting agreements between Producer and Gatherer relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 17.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer and Gatherer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 17.5 Amendment. This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Gatherer and expressly identified as an amendment or modification.

Section 17.6 Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, EXCEPT THAT ANY PROVISION OF THE LAWS OF THE STATE OF TEXAS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION SHALL NOT APPLY. HOUSTON, HARRIS COUNTY, TEXAS, SHALL BE THE SOLE AND EXCLUSIVE VENUE FOR RESOLUTION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND EXPERT EXPENSES FROM THE NON-PREVAILING PARTY. EACH PARTY EXPRESSLY WAIVES ANY RIGHTS UNDER APPLICABLE LAW TO TRIAL BY JURY.

Section 17.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 17.8 Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 17.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer and Gatherer, as applicable, shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Gatherer as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 17.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 17.11 Confidentiality. The Parties agree that this Agreement and all related data and information (including any and all Development Reports) exchanged by them or otherwise delivered hereunder shall be maintained in strict and absolute confidence and no Party shall disclose or use, without the prior written consent of the other Parties, any part of this Agreement or such data or information unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded or such use as is reasonably necessary for such Party to exercise its rights and perform its obligations hereunder. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement to the extent such financial institutions and investors are bound by a written confidentiality and non-use agreement that, at a minimum, is as restrictive (both as to scope and duration) as the terms of this Section 17.11 and each Party hereto shall be an express third-party beneficiary to such agreement. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Gatherer, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Gatherer to any such Person who elects to take production in kind, rather than having Producer market such production. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(Signatures on separate signatory page)

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

Producer

ROSEHILL OPERATING COMPANY, LLC

By:	/s/ J. A. Townsend
Name:	J. A. Townsend
Title:	President and Chief Executive Officer

Gatherer

GATEWAY GATHERING AND MARKETING COMPANY

By:	/s/ Paul Ebner
Name:	Paul Ebner
Title:	President

EXHIBIT A

TO CRUDE OIL GATHERING

AGREEMENT

Description of Dedication Area

•	Section 20, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	East 240 acres of Section 24, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	Section 26, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	Section 32, Block 54, Township 1 South, T&P RR, Loving County, Texas

•	East 1⁄2 of Section 42, Block 54, Township 1 South, T&P RR, Loving County, Texas

A-1

EXHIBIT B

INSURANCE

Gatherer and Producer shall purchase and maintain in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poor’s or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the State of Texas, and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury or Property Damage Combined Single Limit, for each occurrence.

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

B-1

D.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, and C.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by or on behalf of Producer or Gatherer shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit B, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit B)

B-2

EXHIBIT C

INDIVIDUAL FEE; THRESHOLD

AMOUNT

[Provided Separately]

C-1